Exhibit (d)(2)

EXECUTION COPY

NONDISCLOSURE AND STANDSTILL AGREEMENT

This NONDISCLOSURE AND STANDSTILL AGREEMENT is effective as of April 24, 2019 between E2open, LLC, a Delaware limited liability company with offices located at 9600 Great Hills Trail, Suite 300E, Austin, TX 78759 (“E2open”), and Amber Road, Inc., a Delaware corporation with offices located at One Meadowlands Plaza, East Rutherford, New Jersey 07073 (the “Company”).

In connection with the discussion between the parties of a possible transaction (the “Potential Transaction”), each party hereto has provided and/or may provide to the other party certain business, technical and other information (which may be provided orally, in writing or in any other form or media) from one another concerning their respective businesses and the Potential Transaction from officers, directors, employees and/or agents of one another (collectively, the “Evaluation Material”). The party providing any Evaluation Material to the other party is referred to herein as the “Provider” and the party receiving any Evaluation Material is referred to herein as the “Recipient”.

In consideration of the premises and mutual promises contained in this Agreement, including the parties furnishing one another with the Evaluation Material, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Each party will use the Evaluation Material received from the other party solely for the purpose of evaluating the Potential Transaction and such information will be kept confidential by the Recipient, except that a party may disclose the other party’s Evaluation Material or portions thereof to its affiliates and to the directors, officers, employees, counsel, agents, accountants, investment bankers and potential financing sources of such party (the foregoing persons, to whom such disclosure is permissible, being collectively called “Representatives”) who need to know such information for the purpose of evaluating the Potential Transaction and who are bound by obligations of confidentiality with respect to all Evaluation Material which are at least as restrictive as those set forth in this Agreement (it being understood that, before disclosing the Evaluation Material or any portion thereof to such Representatives, such party will inform its Representatives of the confidential nature of the Evaluation Material and their duty to treat such Evaluation Material in accordance with this Agreement). Recipient shall treat and protect all Evaluation Material of Provider with the same degree of care as it accords to its own information of a similar nature, but in no event with less than a reasonable degree of care. The parties shall be responsible for any breach of this Agreement by any of their Representatives. For purposes of this Agreement, an entity shall be deemed an “affiliate” of a party hereto if it controls, is controlled by or is under common control with such party. Nothing in this Agreement shall be construed as obligating Provider to provide, or to continue to provide, any specific Evaluation Material to Recipient; provided, that promptly following execution of this Agreement the Company shall provide E2open with access to the Company’s data room related to a Potential Transaction; which contains substantially all of the information recently made available to other third parties who have executed a nondisclosure and standstill agreement in connection with a possible transaction with the Company; provided that the Company retains the right to restrict access to customer contracts, in whole or in part, and other documents which the Company reasonably believes require redaction or removal from the data room to avoid placing the Company at a competitive disadvantage with respect to E2Open; provided, further, that in order to avoid placing E2open at a competitive disadvantage relative to other third parties in connection with a possible transaction, the Company will establish a “clean room” with unredacted versions of the aforementioned contracts and other documents, and certain Representatives of the Company as mutually agreed by the Company, E2open and their respective advisors, each acting reasonably and in good faith, will have access thereto that is comparable to the access provided to other third parties in connection with a possible transaction, subject to customary “clean room” or “clean team” protocols. Notwithstanding any provision in this Agreement to the contrary, Altai (as defined below) shall not be deemed to be a Representative of E2open, and E2Open shall not be allowed to share any Evaluation Material with Altai Capital Management, L.P. and its affiliates and Representatives (the foregoing, collectively, “Altai”) and E2Open shall be obligated to immediately notify the Company in writing if E2Open or its Representatives share any Evaluation Material with Altai.

2.    During the Standstill Period (defined below), unless otherwise directed by the Company in writing (email being sufficient) (i) all communications with the Company regarding a Potential Transaction, (ii) requests for additional information, facility tours, or management meetings, and (iii) discussions or questions regarding procedures with respect to a Potential Transaction, will be submitted or directed by E2open or its Representatives only to, in the case of the Company, James Preuninger (CEO of Amber Road, Inc.), the Chairman of the Company’s Board of Directors, or David Spitz, Rodd Langenhagen, Adam Noily or Andrew Yen of KBCM Technology Group (any of the foregoing persons, “Designated Company Representative”) or any person or persons designated in writing by Mr. Preuninger (email being sufficient).

3.    If the parties or any of their Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or shall be advised by legal counsel that such person is legally obligated to disclose any of the Evaluation Material, to the extent reasonably practicable and permitted by law, rule or regulation or court or administrative order, the compelled party shall undertake reasonable efforts to provide the other party with prompt written notice of such requirement or advice prior to disclosure so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, or the other party waives compliance with the provisions hereof, the compelled party agrees to furnish only that portion of the Evaluation Material which it is legally required to so furnish and, at the request of the other party, to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material, it being understood that such reasonable efforts shall be at the cost and expense of the party whose Evaluation Material has been sought.

4.    The term “Evaluation Material” does not include any information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a wrongful disclosure in violation of this Agreement, directly or indirectly by the Recipient or any of its Representatives), (ii) was or becomes available to the Recipient or any of its Representatives from a source other than the Provider or any of its Representatives, provided that such disclosure is not known by the Recipient or its Representatives to be, and the Recipient or its Representatives had no reasonable basis to conclude that such information was made available, in violation of a confidentiality agreement with the Provider, (iii) was already in Recipient’s or any of its Representatives’ possession prior to the time of disclosure to the Recipient or any such Representative by Provider or any of its Representatives, or (iv) is independently developed by the Recipient or any of its Representatives’ without violating any of its obligations under this Agreement.

5.    If the Provider requests in writing, the Recipient will return to the Provider within ten (10) days all copies of Evaluation Material in tangible form received from the other party in its or its Representatives’ possession or certify within such period that it has destroyed such information; provided, however, that the Recipient’s sole obligation with respect to the disposition of any internal memoranda or other materials prepared by it that incorporate any such Evaluation Material shall be to redact or otherwise expunge all such Evaluation Material from such materials; provided, further, that the obligation to destroy to Evaluation Material shall not apply to copies of Evaluation Material made as a matter of routine information technology backup and to the retention of Evaluation Material which is required by any applicable law and/or regulation or any bona fide record retention policy of the Recipient or any of its Representatives; provided, further, that any information so retained shall only be accessed in order to comply with applicable law, regulation or document retention policy or to prove compliance with this Agreement, notwithstanding any expiration hereof.

6.    During the Standstill Period, except as mutually agreed to by the parties or permitted pursuant to this Agreement, whether or not the Potential Transaction is consummated, neither party shall, and none of their Representatives shall, (i) issue a press release or make any statement to the general public concerning such transaction or the absence thereof, or (ii) disclose to any Person (other than to its Representatives in compliance with this Agreement) the fact that it is considering a Potential Transaction or any other transaction involving the parties or that discussions or negotiations are taking or have taken place involving the parties or concerning a Potential Transaction relating to the parties, or any of the terms, conditions or other facts with respect to any such Potential Transaction or such discussions or negotiations, including, without limitation, the timing or status thereof or the fact that Evaluation Materials exist or have been made available, in either case without the express prior written consent of the other. The term “Person” includes the media and any corporation, partnership, group, individual or other entity.

7.    The parties may each now market or have under development products or services which are competitive with products or services now offered or which may be offered by the other. Subject to the express terms and conditions of this Agreement, neither this Agreement nor discussions and/or communications between the parties will impair the right of either party to develop, make, use, procure, and/or market any products or services, alone or with others, now or in the future, including those which may be competitive with those offered by the other.

8.    Each of the parties acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any Evaluation Material from the Provider, will be advised by Recipient) that (i) the Evaluation Material being furnished to Recipient or Recipient’s Representatives contains material, nonpublic information regarding the Provider, and (ii) the United States securities laws may prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information.

9.    E2open agrees that, for a period of fifteen (15) months after the date of this Agreement (the “Standstill Period”), unless specifically authorized in writing by the Company, none of E2open, its controlled affiliates or any of E2open’s Representatives (acting on behalf of or at the direction of E2open or its affiliates), will, directly or indirectly:

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(a) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i) any acquisition of any securities (or beneficial ownership thereof (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) or all or substantially all of the assets of the Company and its subsidiaries,

(ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries,

(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries,

(iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote (whether publicly or otherwise) any voting securities of the Company;

(b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of the Company;

(c) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company’s securities or any material portion of the Company’s assets;

(d) (i) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, or (ii) make any public director nomination or stockholder proposal with respect to the Company;

(e) make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote in favor of the election of any candidate for election to the Board of Directors of the Company nominated by any person other than the Company;

(f) take any action which is intended to force Provider to make a public announcement regarding any of the types of matters set forth in (a) above; or

(g) enter into any discussions or arrangements with any third party (other than Representatives thereof) with respect to any of the foregoing.

If at any time during the Standstill Period, (i) the Company enters into an agreement providing for a Combination or (ii) a tender or exchange offer is made or publicly announced by a third party for the Company’s equity securities, which, if consummated, would constitute a Combination, then the restrictions set forth in Sections (a)(i), (a)(ii), (a)(iii), (b), (c), (d)(i), (f) and (g) (with respect to the foregoing clauses set forth in this sentence), in each case in the preceding paragraph shall terminate and all other provisions of this Agreement shall continue to be in full force and effect in accordance with the terms hereof, it being understood and agreed, however, that, notwithstanding anything in this Agreement to the contrary, there shall be no limitation or prohibition on E2open or any of its Representatives taking the actions otherwise precluded by this Section 9 once the terms set forth in this Section 9 have terminated or expired by their terms. A “Combination” shall mean a transaction in which (i) a person or “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) acquires, directly or indirectly, securities representing 50% of more of the voting power of the outstanding securities of the Company or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries or (ii) the Company engages in a merger or other business combination such that the holders of its voting securities immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.

Notwithstanding the foregoing in this Section 9, nothing in this Agreement shall prevent E2open or any of its Representatives from:

(i)    making confidential proposals to, or initiating private discussions with, any Designated Company Representative for a transaction otherwise restricted by this Section 9;

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(ii)    acquiring any equity securities of the Company or any successor thereto by or through (A) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of E2open or any of its or its affiliates’ employees, (B) any 401(k) or similar benefit plan maintained for the benefit of employees of E2open or any of its affiliates, but only with respect to employees of E2open or any of its affiliates who are not aware that E2Open has entered into this Agreement and been given access to Evaluation Material, or (C) any stock portfolios not directly controlled by E2open or its affiliates that invest in the Company among other companies (and, in the case of subsections (A), (B) and (C), any such equity securities shall not be considered “owned” by E2open for purposes of this Section 9); provided; that in the case of (A), (B) and (C) above, (x) neither E2open nor any of its affiliates shall in any way request or direct that the trustee or other administrator of any such plan purchase or acquire equity securities of the Company and (y) such acquisitions are for passive investment not made with the purpose, or the effect, of influencing the control of the Company; or

(iii)    entering into any tender or exchange offer, merger or other business combination with another person that beneficially owns any equity securities of the Company or any successor thereto; provided, that (x) such person shall have acquired equity securities of the Company other than in contemplation of E2open or any of its affiliates acquiring such securities, or entering any transaction with such person and (y) the beneficial ownership of such equity securities by such person shall not be the primary reason for E2open or any of its affiliates entering into any such transaction with such person.

Notwithstanding anything in this Agreement to the contrary, E2open acknowledges and agrees that E2Open will not, during the Standstill Period, knowingly provide any support, monetary or otherwise, to Altai with respect to its activities with respect to the Company’s 2019 Annual Meeting of Stockholders, election of directors to the Company’s Board of Directors and all reasonably related matters.

10.    Neither party will, within one (1) year from the date of this Agreement, directly or indirectly, solicit the employment or consulting services of, or employ or engage as a consultant, any of the officers or non-clerical employees of the other party for so long as they are employed by a party and for three (3) months after they cease to be employed by a party. Notwithstanding the foregoing, neither party shall be prohibited from entering into discussions with, soliciting, employing or engaging any individual (a) who responds to a general solicitation of employment through a general advertisement that is not directed specifically at any particular individual or the employees of the other party generally, or (b) who is referred by search firms, employment agencies, or other similar entities, provided that the foregoing persons have not been specifically instructed by the hiring or soliciting party to solicit the employees or independent contractors of the other party or its affiliates.

11.    Neither this Agreement nor the disclosure by a party of Evaluation Material or other information to the other party shall result in any obligation on the part of either party to enter into any further agreement with the other with respect to the subject matter hereof or otherwise, to purchase any products or services from the other or to require either party to disclose any particular information to the other. The parties agree that disclosure of Evaluation Material to the Recipient or its Representatives shall not be deemed to confer upon the Recipient or its Representatives any ownership rights whatsoever, and such Evaluation Material shall remain the property of Provider. No license to the Recipient or its Representatives, under any trademark, patent, copyright or any other intellectual property right, is either granted or implied by the conveying of Evaluation Material to the Recipient or its Representatives.

12.    In the event of any breach, or threatened breach, of the provisions of this Agreement, the non-breaching party shall be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available at law or in equity. Further, if a court of competent jurisdiction determines that the Recipient or its Representatives have breached, or threatened to breach, a provision of this Agreement, then the Recipient shall be liable and pay to the Provider the reasonable legal fees and costs incurred by the Provider in connection with such litigation.

13.    Upon written notice, either party may notify the other that it no longer wishes to receive or provide Evaluation Material. Any information received or provided by either party thereafter shall not be subject to the protection of this Agreement.

14. Neither party hereto makes any representation or warranty as to the accuracy or completeness of any Evaluation Material provided hereunder, and, except as may be otherwise set forth in a definitive agreement entered into by the parties, neither party shall have any liability to the other party for any damages resulting out of or arising out of the other party’s use of Evaluation Material disclosed to it hereunder or any inaccuracies or errors therein or omissions therefrom.

15.    The obligations and provisions under this Agreement will expire two (2) years from the date of this Agreement.

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16.    Neither party shall have the right to bind, represent or act for the other party. The parties shall have no agency, partnership, joint venture or fiduciary duties to each other. Each party acknowledges that it will be responsible for any costs incurred by it or its Representatives in generating materials and considering the Potential Transaction and Evaluation Material and in complying with this Agreement.

17.    This Agreement shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

18.    Neither party may assign its rights or delegate its duties hereunder without the prior written consent of the other party.

19.    This Agreement constitutes the entire understanding between the parties as to the Evaluation Material provided by the parties to one another and merges all prior and contemporaneous discussions and agreements between them relating thereto. The agreements set forth herein may be amended, modified or waived only by a separate writing executed by both parties expressly amending, modifying or waiving such agreements. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

20.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. All references to “paragraph” or “paragraphs” refer to the corresponding paragraph or paragraphs of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the succeeding words or terms.

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IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, all as of the date set forth above.

E2OPEN, LLC

By:	/s/ Michael Farlekas
Name: Michael Farlekas
Title: CEO
AMBER ROAD, INC.

By:	/s/ Brad Holmstrom
Name: Brad Holmstrom
Title: General Counsel

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